EXHIBIT NO. 99.1

VOXWARE ANNOUNCES REVIEW BY NASDAQ OF VOXWARE'S ELIGIBILITY FOR CONTINUED LISTING ON THE NASDAQ CAPITAL MARKET

LAWRENCEVILLE, NJ — February 22, 2007 - Voxware, Inc. (NASDAQ: VOXW), a leading supplier of voice-driven solutions for the logistics workforce, announced today that on February 15, 2007, it received notification from The NASDAQ Stock Market, Inc. that the Company's eligibility for continued listing on The NASDAQ Capital Market is under review by NASDAQ staff. Based on the Company's Form 10-QSB filed for the period ended December 31, 2006, NASDAQ staff indicated that the Company does not comply with or satisfy Marketplace Rule 4310(c)(2)(B), which requires the Company to have a minimum of $2.5M in stockholders' equity or $35M market value of listed securities or $500,000 of net income from continuing operations for the most recently completed fiscal year or two of the three most recently completed fiscal years, and therefore may not be eligible for continued listing on The NASDAQ Capital Market. To facilitate NASDAQ staff's review, the Company is required to provide, on or before March 2, 2007, the Company's specific plan to achieve and sustain compliance with The NASDAQ Capital Market listing requirements, including the time frame for completion of the plan. The Company is in the process of evaluating its options regarding developing a plan to achieve and sustain compliance with all NASDAQ listing requirements that is acceptable to NASDAQ and that will facilitate NASDAQ staff's review.

About Voxware

Voxware, Inc. (NASDAQ: VOXW), provides voice-driven logistics solutions that optimize the full spectrum of warehouse operations for greater accuracy, productivity and flexibility in supply chain execution.

Voxware’s corporate headquarters are in Lawrenceville, New Jersey, with operating offices in Cambridge, Massachusetts, the United Kingdom and France. Additional information about Voxware can be obtained at http://www.voxware.com.

For Additional Information:

Investor Relations Contact:
Paul Commons
IR@voxware.com
609.514.4100

This news release contains forward-looking statements. Such statements are subject to certain factors that may cause Voxware’s plans to differ or results to vary from those expected including the risks associated with Voxware’s need to introduce new and enhanced products and services in order to increase market penetration and the risk of obsolescence of its products and services due to technological change; Voxware’s need to attract and retain key management and other personnel with experience in providing integrated voice-based solutions for e-logistics, specializing in the supply chain sector; the potential for substantial fluctuations in Voxware’s results of operations; competition from others; Voxware’s evolving distribution strategy and dependence on its distribution channels; the potential that speech products will not be widely accepted; Voxware’s need for additional capital; and a variety of risks set forth from time to time in Voxware’s filings with the Securities and Exchange Commission. Voxware undertakes no obligation to publicly release results of any of these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unexpected results.

Please visit our website at www.voxware.com for additional disclosures and further information